Exhibit 5.1

[Clifford Chance US LLP Letterhead]
Clifford Chance US LLP 200 Park Avenue New York, New York 10166
TEL: +1 212 878 8000 FAX: +1 212 878 8375 www.cliffordchance.com

July 14, 2003

MFA Mortgage Investments, Inc.
350 Park Avenue, 21st Floor
New York, New York 10022

Re:
Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-83620) relating to 3,000,000 shares of common stock issuable pursuant to the Dividend Reinvestment and Direct Stock Purchase Plan (the "Plan") of MFA Mortgage Investments, Inc.

Ladies and Gentlemen:

We have acted as counsel to MFA Mortgage Investments, Inc., a Maryland corporation (the "Company"), in connection with the Company's Post-Effective Amendment No. 1 to a registration statement on Form S-3 (File No. 333-83620), as originally filed with the Securities and Exchange Commission (the "Commission") on March 1, 2002 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the registration of 3,000,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share, which may be issued from time to time pursuant to the Plan.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for the purposes of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals, the conformity with originals of all documents submitted to us as copies and the absence of any amendments or modifications to those items reviewed by us. As to any facts material to this opinion which we have not independently established or verified, we have relied upon statements and representations of representatives of the Company and others.

Based upon the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and delivered by the Company upon receipt of the consideration therefor as provided in, and otherwise in accordance with, the Plan and the resolutions of the Company's Board of Directors authorizing the adoption of the Plan and the registration of the Shares, the Shares will be legally issued, fully paid and non-assessable.

The opinion stated herein is limited to the federal laws of the United States and the Maryland General Corporation Law. We do not express any opinion with respect to the law of any other jurisdiction or as to the effect of any such law on the opinion herein stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement.

Very truly yours,

/s/  CLIFFORD CHANCE US LLP